Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169950 on Form S-8 of our reports dated March 8, 2012, relating to the consolidated financial statements and financial statement schedule of Tower International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Tower International, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Detroit, MI

April 27, 2012